                                                             Exhibit 99(a)(1)(h)



THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED SEPTEMBER 8, 2000 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               WYANT CORPORATION
                                       AT
                              $4.00 NET PER SHARE
                                       BY
                           PERKINS ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                              PERKINS PAPERS LTD.

Perkins Acquisition Corp., a New York corporation (the "Purchaser") and a wholly owned subsidiary of Perkins Papers Ltd., a Canada corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Wyant Corporation, a New York corporation (the "Company"), at a price of $4.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 8, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 5, 2000, UNLESS THE OFFER IS EXTENDED.

The Offer is subject to satisfaction of certain conditions as set forth in the Merger Agreement (defined below), including the expiration of the applicable waiting periods under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Competition Act (Canada), but is not conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer any minimum number of Shares.

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 30, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the surviving entity becoming a wholly owned subsidiary of Parent (the "Merger"). In the Merger each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company (or by stockholders, if any, who are entitled to and properly exercise appraisal rights under New York law)) will be converted into the right to receive $4.00 in cash, without interest thereon.

Parent and Purchaser have entered into a stock purchase agreement, dated August 30, 2000, with James A. Wyant and certain members of his family (the "Stock Purchase Agreement"), who control the majority of the outstanding Shares, requiring them to cause the tender of those Shares in the Offer.

Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company holding at least a majority of the outstanding Shares in the event that fewer than 90% of the outstanding Shares are acquired by the Purchaser pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, the Purchaser will be able to merge with and into the Company pursuant to the "short-form" merger provisions of the New York Business Corporation Law, without prior notice to, or any action by, any other stockholder of the Company.

In any event, stockholder approval of the Merger is assured because, pursuant to the Stock Purchase Agreement, and subject to the provisions thereof, a majority of the outstanding Shares will be tendered in the Offer, and the Purchaser will accept for payment such Shares and will possess, upon consummation of the Offer, sufficient voting power to cause the Company to consummate the Merger without the affirmative vote of any other stockholder of the Company.

The Board of Directors of the Company by unanimous vote of all directors present at a meeting held on August 30, 2000 (i) determined that the Merger is advisable and that the terms of the Offer and Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger and adopted and approved the Merger Agreement and (iii) recommended that the Company's stockholders accept the Offer and, if approval is required by applicable law, approve the Merger and approve and adopt the Merger Agreement.

The purpose of the Offer is to enable Parent to acquire control of the Company and is a first step to acquire all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. Following completion of the Offer and the Merger, Parent intends to operate the Company as a subsidiary of Parent under the direction of Parent's management. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary for the Offer, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures described in Section 2 of the Offer to Purchase, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal.

Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, October 5, 2000, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire. Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated), to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (b) for one or more periods of time that the Purchaser determines, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived; or (c) for up to ten business days in the aggregate beyond the latest expiration date that would otherwise be permitted under (a) or (b), if at the scheduled or any extended expiration date of the Offer fewer than 90% of the then issued and outstanding Shares have been validly tendered and not withdrawn in the Offer. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

The Purchaser has no intention to make available a "subsequent offering period" (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but retains the right but not the obligation to do so under Rule 14d-11 and the Merger Agreement.

Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Tuesday, November 7, 2000.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, which are being requested by the Parent and the Purchaser, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the Letter of Transmittal contain important information that you should read before making any decision with respect to the Offer.

Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                                [MacKenzie Logo]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
September 8, 2000       CALL TOLL-FREE (800) 322-2885